Exhibit 99.1

Eureka Acquisition Corp Announces Pricing of $50 Million Initial Public Offering

Shanghai, July 1, 2024 (GLOBE NEWSWIRE) -- Eureka Acquisition Corp (the “Company”), a blank check company incorporated as a Cayman Islands exempted company and led by Chairman and Chief Executive Officer, Dr. Fen Zhang, today announced the pricing of its initial public offering of 5,000,000 units at an offering price of $10.00 per unit, with each unit consisting of one Class A ordinary share and one right. Each right entitles the holder to receive one-fifth (1/5) of one Class A ordinary share. The units are expected to trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “EURKU” beginning on July 2, 2024. Once the securities comprising the units begin separate trading, the Class A ordinary shares and the rights will be traded on Nasdaq under the symbols “EURK” and “EURKR,” respectively. The offering is expected to close on July 3, 2024, subject to customary closing conditions.

Maxim Group LLC is acting as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to 750,000 additional units at the initial public offering price to cover over-allotments, if any.

A registration statement on Form S-1 (File No. 333-277780) relating to the securities to be sold in the initial public offering was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 1, 2024. The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Maxim Group LLC, 300 Park Avenue, 16th Floor, New York, NY 10022, or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Eureka Acquisition Corp

Eureka Acquisition Corp is a blank check company, also commonly referred to as a special purpose acquisition company, or SPAC, incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s initial public offering (“IPO”) and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of Eureka Acquisition Corp, including those set forth in the Risk Factors section of Eureka Acquisition Corp’s registration statement and preliminary prospectus for the IPO filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. Eureka Acquisition Corp undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact Information:

Fen Zhang

Chairman and Chief Executive Officer

Email: eric.zhang@hercules.global

Tel: +86 135 0189 0555